Exhibit 99.1

PRESS RELEASE

Edgewater Bancorp, Inc.

321 Main Street

St. Joseph, Michigan 49085

For Additional Information Contact:

Richard E. Dyer, President and Chief Executive Officer

(269) 982-4175

EDGEWATER BANCORP, INC. COMPLETES $6.7 MILLION

STOCK OFFERING

St. Joseph, Michigan, January 16, 2014 — Edgewater Bancorp, Inc. (the “Company”), a Maryland corporation and the proposed holding company for Edgewater Bank (the “Bank”), announced that it completed its stock offering in connection with the mutual-to-stock conversion of the Bank on January 16, 2014.  Shares of the Company’s common stock are expected to begin trading on January 17, 2014 on the OTC Bulletin Board under the trading symbol “EGDW.”

The Company sold 667,898 shares of common stock, including the sale of 53,431 shares to the employee stock ownership plan, at $10.00 per share for gross offering proceeds of $6.7 million in the offering.  Certificates representing the shares purchased in the offering and interest checks are expected to be mailed no later than January 17, 2014.

Richard E. Dyer, President and Chief Executive Officer of Edgewater Bancorp, Inc. and Edgewater Bank, said: “I would like to extend our appreciation to our customers and the communities we serve for their loyalty and support in completing our offering.  I would also like to thank our dedicated employees, as we all share in this success and take pride in our continued dedication to serving our communities as ‘The Real Local Bank’.”

Sterne, Agee & Leach, Inc. (“Sterne”) acted as selling agent in the offering, and is serving as financial advisor to the Company and the Bank in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to the Company and the Bank.  Silver, Freedman, Taff & Tiernan, LLP is serving as legal counsel to Sterne.

Following the completion of the conversion, Edgewater Bancorp, Inc. will be the parent holding company of Edgewater Bank.  Edgewater Bank is a federally chartered savings association headquartered in St. Joseph, Michigan.  Originally chartered in 1910, Edgewater Bank serves the banking needs of individuals and businesses through its main office and five branches located in Berrien and Cass Counties, Michigan.  Additional information about Edgewater Bank is available on the internet at www.edgewaterbank.com.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  These risks and uncertainties involve the possibility of unforeseen delays in the delivery of stock certificates or checks related to the offering or delays in the opening of trading due to market disruptions or exchange-related operational issues.  Edgewater Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.